SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box: |_|

|_|   Preliminary Proxy Statement

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|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

|_| Confidential, For Use Of The Commission Only (as Permitted By Rule 14a-6(e)(2))

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.

                (Name of Registrant as Specified in Its Charter)

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      paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

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

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                               7800 Woodley Avenue
                           Van Nuys, California 91406

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 10, 2004

To the Shareholders of
SUPERIOR INDUSTRIES INTERNATIONAL, INC.:

      The Annual Meeting of Shareholders of SUPERIOR INDUSTRIES INTERNATIONAL, INC. will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Monday, May 10, 2004 at 10:00 A.M. Pacific Time for the following purposes:

      (1) To elect Sheldon I. Ausman and V. Bond Evans to Class II of the Board of Directors;

      (2)   To reaffirm an Incentive Bonus Plan for Louis L. Borick;

      (3)   To approve an Incentive Bonus Plan for Steven J. Borick; and

      (4) To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

      Only shareholders of record at the close of business on March 29, 2004 are entitled to notice of and to vote at the Annual Meeting. On any business day from April 30, 2004 until May 10, 2004, during ordinary business hours, shareholders may examine the list of shareholders for any purpose relevant to the Annual Meeting at the Company's executive offices at 7800 Woodley Avenue, Van Nuys, California 91406.

      You are urged to execute the enclosed proxy and return it in the accompanying envelope at your earliest convenience. Such action will not affect your right to vote in person should you find it possible to attend the Annual Meeting.

                                             By Order of the Board of Directors


                                             Daniel L. Levine
                                             Secretary

Van Nuys, California
Dated: April 12, 2004

--------------------------------------------------------------------------------
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE.
--------------------------------------------------------------------------------

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                               7800 Woodley Avenue
                           Van Nuys, California 91406

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 10, 2004

      This Proxy Statement is furnished to the shareholders of Superior Industries International, Inc., a California corporation ("Superior" or the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Monday, May 10, 2004 at 10:00 A.M. Pacific Time and at all postponements and adjournments thereof (the "Annual Meeting"). The cost of such solicitation will be borne by Superior. The solicitation will be by mail, telephone, or oral communication with shareholders. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders forward copies of the Proxy Statement and other soliciting materials to persons for whom they hold shares of Superior common stock and request authority for the exercise of proxies. In such cases, the Company will reimburse such record holders for their reasonable expenses.

      The matters to be considered and voted upon at the Annual Meeting are set forth in the Notice of Annual Meeting which accompanies this Proxy Statement.

      A proxy for use at the Annual Meeting is enclosed. A proxy, if properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained thereon. If the proxy is executed and returned without instruction, the proxy will be voted FOR the election as directors of the individuals named below and FOR the approval of the Incentive Bonus Plans for Louis L. Borick and Steven J. Borick. If the proxy is not returned, your vote will not be counted. Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Superior a written notice revoking it or a duly executed proxy bearing a later date, or, if the person executing the proxy is present at the meeting, by voting his shares in person.

      The approximate date on which Superior anticipates first sending this Proxy Statement and form of proxy to its shareholders is April 12, 2004. The address of the principal executive offices of the Company is 7800 Woodley Avenue, Van Nuys, California 91406.

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

      There were issued and outstanding 26,684,141 shares of Superior's common stock, par value $0.50 per share, on March 29, 2004, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Each holder of common stock will be entitled to one vote, in person or by proxy, for each share of common stock standing in his name on the books of Superior as of the record date; votes may not be cumulated. To constitute a quorum for the transaction of business at the Annual Meeting, there must be present, in person or by proxy, a majority of the shares entitled to vote.

      The following table sets forth information known to Superior as of March 1, 2004, with respect to beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's common stock, by each director, by the Named Officers (as defined under "Executive Compensation"), and by all directors and officers of Superior as a group:

                                                                    Amount        Percent
                                                                 Beneficially       Of
         Name and Address(+) of Beneficial Owner                     Owned         Class
         ---------------------------------------                 ------------     -------
         Louis L. Borick                                         3,908,823(3)(4)   14.6%
         Franklin Advisors(1)                                    3,227,301         12.1%
           One Parker Plaza
           Fort Lee, NJ 07024
         Mac-Per-Wolf Company(2)                                 2,680,730         10.0%
           310 South Michigan Avenue, Suite 2600
           Chicago, IL 60604
         Juanita A. Borick                                                          5.2%
                                                                 1,389,033
         Steven J. Borick                                          213,816(3)(4)      *
         James M. Ferguson                                          43,503(3)(4)      *
         Michael J. O'Rourke                                        30,141(4)         *
         Raymond C. Brown                                           26,394(3)         *
         Jack H. Parkinson                                          16,600(3)         *
         Sheldon I. Ausman                                          14,000(3)         *
         Philip W. Colburn                                          13,930(3)         *
         V. Bond Evans                                              11,000(3)         *
         R. Jeffrey Ornstein                                         6,550(3)(4)      *
         Superior's Directors and Officers                       4,326,541(5)      16.2%
           As a Group (16 persons)

----------

+ All persons have the Company's principal office as their address, except as indicated.

*     Less than 1%.

(1) Based on information provided by the shareholder in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2004.

(2) Based on information provided by the shareholder in Schedule 13G filed with the Securities and Exchange Commission on March 10, 2004.

(3)   Includes 330,951, 103,704, 14,000, 11,000, 9,000, 9,000, 8,352, 8,352,
      8,000 and 2,407 shares for Messrs. L. Borick, S. Borick, Ausman, Evans, Colburn, Parkinson, Ferguson, O'Rourke, Brown and Ornstein, respectively, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2004 of non-statutory stock options that have been previously granted.

(4)   Includes 26,796, 22,733, 19,773, 19,049, 5,000, and 3,843 shares for
      Messrs. S. Borick, Ferguson, O'Rourke, L. Borick, Brown and Ornstein, respectively, of which they have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2004 of incentive stock options that have been previously granted.

(5) Includes 641,000 shares of which the directors and officers have the right to acquire beneficial ownership through the exercise within 60 days from March 1, 2004 of stock options that have previously been granted. Excluding Mr. L. Borick, the directors and officers beneficially own 417,418 shares, or 1.6% of the class. Each of such directors and officers has sole investment and voting power over his shares.

      A copy of Superior's annual report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC"), will be furnished to any shareholder without charge on written request to R. Jeffrey Ornstein, Vice President & Chief Financial Officer, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

                              ELECTION OF DIRECTORS

      One of the purposes of the Annual Meeting is to elect two persons to Class II of the Board of Directors in accordance with the Company's Articles of Incorporation. Unless instructed to the contrary, the persons named in the accompanying proxy will vote the shares for the election of the nominees named herein to Class II of the Board of Directors as described below. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until the director's term has expired and until his or her successor is elected and qualified. The two persons receiving the largest number of affirmative votes shall be elected as Class II directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the Annual Meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action, under California law and the Company's Articles of Incorporation and Bylaws.

      The Company's Articles of Incorporation provides that its eight directors be divided into three classes. The term of office of those directors in Class I expires at the 2006 Annual Meeting of Shareholders; the term of office of those directors in Class II expires at the 2004 Annual Meeting of Shareholders; and the term of office of those directors in Class III expires at the 2005 Annual Meeting of Shareholders. Directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

Information Regarding Director Nominees

      Messrs. Ausman and Evans are currently serving as directors in Class II and were elected at the 2001 Annual Meeting of Shareholders for a term of office expiring at the 2004 Annual Meeting of Shareholders. All the nominees were recommended for re-election by the Board of Directors. The name, age and principal business or occupation of each nominee and each of the other directors who will continue in office after the 2004 Annual Meeting, the year in which each first became a director of the Company, committee memberships, ownership of equity securities of the Company and other information are shown below in the brief description of each of the nominees and incumbent directors and in the tables elsewhere in this Proxy Statement.

      Each of the following persons is nominated for election to Class II of the Board of Directors (to serve a three-year term ending at the 2007 Annual Meeting of Shareholders and until their respective successors are elected and qualified). The Board of Directors recommend that you vote FOR the following nominees:

Sheldon I. Ausman

      Mr. Ausman is a founding partner of Cambridge Capital Partners, a private equity firm with offices in Los Angeles, Chicago and New York. For 34 years until his retirement, Mr. Ausman was with the international firm of Arthur Andersen, accountants and auditors. He retired as the Managing Partner of the Southern California, Honolulu and Las Vegas offices. He also served as a member of the firm's Board of Partners in various other committees. Prior to reaching retirement age, Mr. Ausman served on the Board of Northern Trust Bank of California, and is currently a director of several nonprofit and privately owned companies. Mr. Ausman serves on the Stock Option, Audit, Compensation, Nominating and Corporate Governance and Long Range Financial Planning Committees of the Board of Directors of the Company.

V. Bond Evans

      Mr. Evans has over 35 years of domestic and international experience in engineering, manufacturing and general management disciplines, primarily in the aluminum industry. He graduated from General Motors Institute of Technology and Management and began his career with General Motors Diesel Ltd. Canada. In 1960 he joined Kawneer Company Canada Limited. He became President with responsibility for Canadian and European operations in 1968. He was named President of the parent company in 1970 with responsibility for worldwide operations. Following the acquisition of Kawneer, Inc. by Alumax, Inc. (NYSE) he held a succession of upper management positions in Alumax, becoming President and Chief Executive Officer of the company in 1991. During his career Mr. Evans served as a Director and Committee Chairman in the Aluminum Association and the International Primary Aluminum Institute. Mr. Evans serves on the Compensation, Nominating and Corporate Governance, and Stock Option Committees of the Board of Directors of the Company.

Selection of Nominees for Director

      It is the policy of the Board, as set forth in the Company's Corporate Governance Guidelines, to select director nominees who possess personal and professional integrity, sound business judgment, a willingness to devote the requisite time and energies to their duties as director, and relevant experience and skills to be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company's shareholders. Board members are evaluated and selected based on their individual merit as well as in the context of the needs of the Board as a whole.

      The Nominating and Corporate Governance Committee is responsible for identifying, reviewing, and recommending for the Board's selection qualified individuals to be nominated for election or reelection to the Board, consistent with the criteria set forth in the Company's Corporate Governance Guidelines. The Nominating and Corporate Governance Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. Prior to nominating an existing director for re-election to the Board, the Nominating and Corporate Governance Committee considers and reviews the existing director's Board and committee meeting attendance and performance, length of Board service, independence, as well as the experience, skills and contributions that the existing director brings to the Board. Further, the Nominating and Corporate Governance Committee receives disclosures relating to a director's independence and assists the Board in making determinations as to the independence of the directors. The Nominating and Corporate Governance Committee also conducts an annual review of the composition and structure of the Board as a whole.

      From time to time, the Nominating and Corporate Governance Committee may engage outside search firms to assist it in identifying and contacting qualified director candidates.

      Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director at a meeting by providing written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of an annual meeting of shareholders, and with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. A shareholder notice must contain the following information: the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; a representation that the shareholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures, which nomination shall be void.

      The directors nominated by the Board for election at the Annual Meeting were recommended by the Nominating and Corporate Governance Committee, with the nominees abstaining. The Board has determined that Messrs. Ausman and Evans are both independent directors as defined by the Corporate Governance Rules of the New York Stock Exchange.

      The Company's policies and procedures regarding the selection of director nominees are described in detail in the Company's Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, which are available on the Company's website at www.supind.com. In addition, printed copies of such Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter are available upon written request to the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Incumbent Directors

      Directors in the other two classes of directors whose terms are not currently expiring are as follows:

Class III -- serving until the 2005 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Louis L. Borick

      Mr. L. Borick has been Chairman of Superior's Board of Directors and was President since 1957 and has been responsible for the formation of the overall corporate policy of the Company and its subsidiaries. Mr. L. Borick was appointed Chief Executive Officer and Chairman of the Board of the Company effective January 1, 2003, and at that time, his son, Steven J. Borick, who also serves on Superior's Board of Directors, became President and Chief Operating Officer of Superior. Mr. L. Borick also serves as a member of the Long Range Financial Planning Committee of the Board of Directors of the Company.

Steven J. Borick

      Mr. S. Borick, who is a son of Louis L. Borick, was appointed President and Chief Operating Officer, effective January 1, 2003. He joined the Company in January, 1999, after serving on Superior's Board for 18 years, and was appointed Vice President, Strategic Planning on March 19, 1999 and Executive Vice President on January 1, 2000. Prior to joining Superior, he was engaged in the oil exploration business for over 20 years in his capacity as President of Texakota, Inc. and general partner of Texakota Oil Co. Mr. S. Borick also serves on the Board of Directors of M.D.C. Holdings, Inc., a New York Stock Exchange Company. He serves on the Long Range Financial Planning Committee of the Board of Directors of the Company.

Raymond C. Brown

      Mr. Brown retired from the Company in 1998 after a distinguished career spanning thirty years of service. Mr. Brown joined the Company in 1967 and became Senior Vice President in 1975. His duties included strategic and product planning and involvement in all of the Company's major projects. He was directly responsible for marketing and sales of products for original equipment manufacturers and was also responsible for Corporate Quality.

Class II -- serving until the 2006 Annual Meeting of Shareholders and until their respective successors are elected and qualified:

Jack H. Parkinson

      Mr. Parkinson has more than 50 years experience in the automotive industry. He retired from Chrysler Corporation after 24 years in its international organization. He was Managing Director of Chrysler's Mexico operations from 1974 to 1982 and was Executive Vice President of Sunroad Enterprises, an entity involved in real estate development, banking and car dealerships, from 1983 to 1994. He serves on the Audit, Long Range Financial Planning and Compensation Committees of the Board of Directors of the Company.

Philip W. Colburn

      Mr. Colburn has more than 40 years experience in the automotive industry. Prior to the merger with Andrew Corporation in July , 2003, he was the Chairman of Allen Telecom, Inc., a New York Stock Exchange listed manufacturer of wireless equipment to the global telecommunications industry. He held this position since March 1988 and served as a member of the Board of Directors of Allen since 1975. Mr. Colburn serves on the Stock Option, Audit, Long Range Financial Planning, and Nominating and Corporate Governance Committees of the Board of Directors of the Company. Mr. Colburn is now a Director of Andrew Corporation, and also a Director of TransPro, Inc.

R. Jeffrey Ornstein

      Mr. Ornstein, a certified public accountant, joined the Company in June 1984 as Vice President, Finance and Treasurer and is Chief Financial Officer of the Company. He became Vice President and Chief Financial Officer in 1995. Mr. Ornstein serves as an ex officio member on the Long Range Financial Planning Committee of the Board of Directors of the Company.

      The names of, and certain information with respect to, the nominees and the incumbent directors are as follows:

                                                                                            First
                                                                                           Elected
                      Name             Age             Principal Occupation             as a Director
                      ----             ---             --------------------             -------------
            Nominees
              Sheldon I. Ausman        70    Partner, Cambridge Capital Partners             1992

              V. Bond Evans            68    Retired President and Chief Executive           1994
                                             Officer, Alumax, Inc.

            Incumbents
              Louis L. Borick          80    Chairman of the Board and Chief                 1957
                                             Executive Officer

              Steven J. Borick         51    President and Chief Operating Officer           1981

              Raymond C. Brown         75    Retired Senior Vice President                   1972

              Jack H. Parkinson        76    Retired Executive Vice President,               1983
                                             Sunroad Enterprises

              Philip W. Colburn        75    Retired Chairman, Allen Telecom, Inc.           1991

              R. Jeffrey Ornstein      61    Vice President and Chief Financial              1991
                                             Officer

Committees and Meetings of the Board of Directors

      The Board of Directors of the Company held five regularly scheduled meetings in 2003. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served. Although the Company has no formal policy with regard to Board members' attendance at its annual meetings of shareholder, it is customary for the Company's directors to attend. All of the Company's directors attended the Company's 2003 Annual Meeting of Shareholders. In addition to meeting as a group to review the Company's business, certain members of the Board of Directors also devote their time and talents to certain standing committees. Significant committees of the Board of Directors of the Company and the respective members are set forth below.

      The Audit Committee's functions include to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged to audit the Company's financial statements or to perform other audit, review or attest services for the Company; to discuss with the independent auditors their independence; to review and discuss with the Company's independent auditors and management the Company's audited financial statements; and to recommend to the Company's Board of Directors whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for the previous fiscal year for filing with the SEC. The Audit Committee is composed of Sheldon I. Ausman, Jack
H. Parkinson and Philip W. Colburn. Mssrs. Ausman, Parkinson and Colburn are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules and Rule 10A-3(b)(ii) of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Ausman is an "audit committee financial expert" as defined by SEC rules based upon, among other things, his accounting background. The Audit Committee met four times in 2003. See "Audit Committee Report" located elsewhere in this Proxy Statement.

      The Nominating and Corporate Governance Committee's functions include assisting the Board in identifying qualified individuals to become directors, recommending to the Board qualified director nominees for election at the shareholders' annual meeting, determining membership on the Board committees, recommending a set of Corporate Governance Guidelines, oversight of annual self-evaluations by the Board, and reporting annually to the Board on the Chief Executive Officer succession plan. The Nominating and Corporate Governance Committee is composed of Sheldon I. Ausman, V. Bond Evans and Philip W. Colburn. As indicated above, Messrs. Ausman, Evans and Colburn are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules. The Nominating and Corporate Governance Committee did not meet in 2003.

      The Compensation Committee's functions include review and approval of non-stock compensation for the Company's officers and key employees. The committee consists of Sheldon I. Ausman, V. Bond Evans and Jack H. Parkinson. As indicated above, Messrs. Ausman, Evans and Colburn are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules. The Compensation Committee met twice during 2003. See "Compensation Committee Report" located elsewhere in this Proxy Statement.

      The Long Range Financial Planning Committee's functions include review of the Company's long-term strategic financial objectives and the methods to accomplish them. The committee consists of Steven J. Borick, Sheldon I. Ausman, Louis L. Borick, Philip W. Colburn, Jack H. Parkinson and R. Jeffrey Ornstein as an ex officio member. The Long Range Financial Planning Committee met once during 2003.

      The Stock Option Committee administers the Company's stock option plans. It is composed of Sheldon I. Ausman, Philip W. Colburn and V. Bond Evans. As indicated above, Messrs. Ausman, Evans and Colburn are independent as that term is defined in Section 303A.02 of the New York Stock Exchange's Corporate Governance Rules. The Stock Option Committee met twice during 2003.

      The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, which are available on the Company's website at www.supind.com. Printed copies of these documents are also available upon written request to the Company's Secretary, Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406.

Communications with Directors

      Shareholders wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group about matters of general interest to shareholders are welcome to do so by writing the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406. The Secretary will forward these communications as directed.

Code of Business Conduct and Ethics

      The Company has adopted a Code of Business Conduct and Ethics, a code of ethics that applies to all of the Company's directors, officers and employees, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is publicly available on the Company's website at www.supind.com and in print upon written request to the Company's Secretary at Superior Industries International, Inc., 7800 Woodley Avenue, Van Nuys, California 91406. Any amendments to the Code of Business Conduct and Ethics or grant of any waiver from a provision of the code to any director or officer will be disclosed on the Company's website within five days of a vote of the Board of Directors or a designated board committee that such an amendment or waiver is appropriate, and shall otherwise be disclosed as required by applicable law or New York Stock Exchange rules.

Certain Relationships and Related Transactions

      Superior's main office and manufacturing facilities located at 7800 Woodley Avenue, Van Nuys, California, are leased from Mr. L. Borick, who is a director and officer of the Company, and Juanita A. Borick, who is Mr. L Borick's former spouse. One of the two buildings on the property is a casting plant containing approximately 85,000 square feet and the other is a combined office, manufacturing and warehouse structure. The offices comprise approximately 24,000 square feet and the manufacturing and warehouse area 236,000 square feet. During fiscal 2003, Superior paid $1,332,936 in rentals under the lease.

      Superior leases the plant and office facilities at 14721 Keswick Street, Van Nuys, California from Keswick Properties, owned jointly by Steven J. Borick, who is a director and officer of the Company, and two other of Mr. L. Borick's children. During fiscal 2003, Superior paid Keswick Properties $292,102 in rentals under the lease.

      Based upon independent appraisals, the Company believes the related party transactions described above were fair to the Company and could have been obtained on similar terms from an unaffiliated third party.

There are no personal loans or other extensions of credit to directors or executives.

Employment Agreements

      On January 1, 1994, Superior renewed its employment agreement with Mr. L. Borick. The agreement provides for a five-year evergreen term, an annual base compensation, use of a company automobile, life insurance and other customary employee benefits. Mr. L. Borick's annual base salary in effect from January 1, 1996 through December 31, 2003 has been $1,000,001. The agreement provided for life insurance under a split dollar arrangement with Mr. L. Borick for a face value of $2,500,000, however, as a result of the Sarbanes-Oxley Act, the Company has decided not to pay such premiums, but rather to reimburse Mr. L. Borick for his payment of the premiums. The agreement also provides, in the event of Mr. L. Borick's death or disability during the employment term, for a payment over 60 months of the balance of Mr. L. Borick's compensation under the agreement at the time of his death or disability. Upon an early termination of the agreement or Mr. L. Borick's retirement, he will receive one-twelfth of his annual base compensation during each of the ensuing 60 months and one-half such amount during each of the 120 months following. Mr. L. Borick is also entitled to a cash bonus. See "Compensation Committee Report" located elsewhere in this Proxy Statement for more discussion regarding Mr. L. Borick's compensation. There is also a proposed incentive bonus plan for Mr. L. Borick, as outlined in Proposal 2 in this proxy statement.

      On March 18, 2004, Superior entered into an employment agreement with Mr.
S. Borick. The agreement provides for a one-year evergreen term, an annual base compensation, an automobile allowance, life insurance and other customary employee benefits. Mr. S. Borick's annual base salary in effect on January 1, 2004 was $650,000. Upon an early termination of the agreement by the Company without cause, Mr. S. Borick will receive one year's base compensation in the form of twelve monthly payments. Upon Mr. S. Borick's termination of employment due to a "change in control" as defined in the agreement, Mr. S. Borick shall receive three years' base compensation in the form of thirty-six monthly payments. There is also a proposed incentive bonus plan for Mr. S. Borick, as outlined in Proposal 3 in this proxy statement.

Salary Continuation Benefits

      The Company entered into agreements with its directors, executive officers and certain of its key employees, which provide for Superior to pay to the individual, upon ceasing to be employed by the Company for any reason, after having reached his specified vesting date (not payable until age 65), or in the event of his death while in the employ of the Company prior to separation from service, a monthly benefit up to 30% of his final average compensation over the preceding 36 months. Such payments are to continue through the later of 120 months or, if subsequent to his retirement, the individual's death. Final average compensation only includes base salary for employees and directors' fees for non-employee directors.

Compensation of Directors

      During 2003, all non-employee directors of the Company were each compensated $25,000 for services as directors and $1,000 for each Board meeting attended. In addition, they receive $1,000 for each committee meeting attended or $1,500 for each committee meeting chaired. Management members of the Board of Directors are not compensated for their service as directors.

                             EXECUTIVE COMPENSATION

      The following table shows information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years 2001 through 2003 of those persons who were, at December 31, 2003, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

Summary Compensation Table                                                                    Long-Term
                                                                 Annual Compensation(1)     Compensation-
                                                       Fiscal   -------------------------  Number of Stock       All Other
Name and Principal Position                             Year      Salary          Bonus        Options        Compensation(2)
---------------------------                            ------   -----------   -----------  ---------------    ---------------
Louis L. Borick                                         2003    $ 1,000,001   $ 1,892,000           -0-         $ 145,153
 Chairman of the Board and                              2002      1,000,001     2,581,000           -0-            99,605
 Chief Executive Officer                                2001      1,000,001     1,433,000       200,000           117,135

Steven J. Borick                                        2003    $   595,979   $   650,000       200,000         $   6,766
  President and Chief Operating Officer                 2002        430,914       500,000        50,000             2,000
                                                        2001        350,092       300,000        60,000             1,700

R. Jeffrey Ornstein                                     2003    $   246,349   $   200,000         5,000         $   6,000
  Vice President and Chief Financial Officer            2002        241,883       200,000         5,000             6,000
                                                        2001        236,172       180,000         5,000             5,100

James M. Ferguson                                       2003    $   223,572   $   125,000        15,000         $   6,000
  Senior Vice President,                                2002        212,163       120,000        10,000             6,000
  Global Sales and Marketing                            2001        205,654        99,000        10,000             5,100

Michael J. O'Rourke                                     2003    $   167,891   $   160,000        15,000         $   6,000
  Senior Vice President,                                2002        156,770       150,000        10,000             6,000
  Sales and Administration                              2001        142,571       117,000        10,000             5,100

----------

(1) While the executive officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus, and, accordingly, are not reflected on this table.

(2) These amounts represent the Company's contributions to the employee retirement savings plans covering substantially all of its employees. In fiscal 2003, the contribution for Mr. L. Borick was $6,000. That year Mr.
      L. Borick also received $132,168 in reimbursement of premiums paid for life insurance, and $6,985 in non-cash benefits for the use of corporate automobiles and aircraft, and Mr. S. Borick also received $4,766 in non-cash benefits for the use of corporate aircraft.

Equity Compensation Plan Information

      The following table sets forth information relating to equity securities authorized for issuance under the Company's equity compensation plans as of December 31, 2003.

                                                                                                Number of securities
                                                                                              remaining available for
                                        Number of securities to       Weighted-average         future issuance under
                                        be issued upon exercise       exercise price of      equity compensation plans
                                        of outstanding options,     outstanding options,       (excluding securities
         Plan Category                    warrants and rights        warrants and rights      reflected in column (a))
----------------------------------        -------------------        -------------------      ------------------------
                                                  (a)                        (b)                        (c)
Equity compensation plans approved
   by security holders
    Stock options (1).............               1,711,642                $  31.95                   2,597,500

Equity compensation plans not
   approved by security holders...                       0                    N.A.                           0
                                             -------------                --------                 -----------

Total.............................               1,711,642                $  31.95                   2,597,500
                                             =============                ========                 ===========

----------

(1) Consists of shares of Superior Common Stock to be issued upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan and 2003 Equity Incentive Plan .

Option Grants

      The following table shows information on grants of stock options during the fiscal year 2003 to the Named Officers.

                                          Number of   Percentage of                                  Potential Realizable Value
                                         Securities   Total Options                                  at Assumed Annual Rates of
                                         Underlying    Granted to                                   Stock Price Appreciation for
                                           Options    Employees in    Exercise Price   Expiration            Option Term(3)
                                                                      or Base Price                 ----------------------------
            Name                         Granted(1)    Fiscal 2003     Per Share(2)       Date            5%             10%
            ----                         ----------    -----------     ------------    ----------   ------------     -----------
     Louis L. Borick                           -0-          N/A               N/A           N/A              -0-            -0-
     Steven J. Borick................      200,000         49.2%          $ 42.87      12/19/13       $5,392,143     $2,884,674
     R. Jeffrey Ornstein.............        5,000          1.2%            42.87      12/19/13          134,804        341,619
     James M. Ferguson...............       15,000          3.7%            42.87      12/19/13          404,411      1,024,856
     Michael J. O'Rourke.............       15,000          3.7%            42.87      12/19/13          404,411      1,024,856

----------

(1) All options granted are exercisable in cumulative equal installments commencing one year from date of grant, with full vesting on the fourth anniversary date. Vesting may be accelerated in certain events relating to the change of the Company's ownership or certain corporate transactions.

(2) All stock options were granted at market value at the closing price on the New York Stock Exchange of the Company's common stock on the date of grant.

(3) Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

Option Exercises and Fiscal Year-End Values

      The following table shows information with respect to stock options exercised during fiscal year 2003 and unexercised options to purchase the Company's common stock for the Named Officers.

                                                                        Number of Unexercised          Value of Unexercised,
                                                                           Options Held At             In-the-Money Options
                                           Shares                         December 31, 2003           At December 31, 2003(2)
                                         Acquired on     Value        --------------------------    --------------------------
          Name                            Exercise    Realized(1)     Exercisable  Unexercisable    Exercisable  Unexercisable
          ----                            --------    -----------     -----------  -------------    -----------  -------------
     Louis L. Borick.................     155,000     $ 1,709,650        350,000       100,000     $  5,902,000  $  1,412,000
     Steven J. Borick................         -0-             -0-        130,500       282,500        2,050,050     1,060,900
     R. Jeffrey Ornstein.............       7,500         131,688          6,250        12,500           85,900        85,400
     James M. Ferguson...............       7,500         180,900         31,125        29,375          536,620       164,350
     Michael J. O'Rourke.............         -0-             -0-         28,125        29,375          482,060       164,350

----------

(1) Represents the difference between the market value on the date of exercise and the option exercise price.

(2) Represents the difference between the market value at December 31, 2003 and the option exercise price.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Ausman, Evans and Parkinson served on the Compensation Committee from January 1, 2003 to December 31, 2003. No member of the Compensation Committee was an officer or employee or former officer or employee of the Company or its subsidiaries and no member has any interlocking relationships with the Company that are subject to disclosure under the rules of the SEC relating to compensation committees.

                                   PROPOSAL 2

          REAFFIRMATION OF AN INCENTIVE BONUS PLAN FOR LOUIS L. BORICK
                           (Item No. 2 on Proxy Card)

      At the Annual Meeting, shareholders are being asked to approve the reaffirmation of the Incentive Bonus Plan for Louis L. Borick (the "CEO Bonus Plan").

      The Board is seeking shareholder approval of the CEO Bonus Plan in order for bonuses paid under the CEO Bonus Plan to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). If such bonuses constitute "performance-based compensation", they will not be subject to the $1,000,000 cap on deductible compensation under section 162(m).

Description of the Bonus Plan

      The following information includes a summary of the material provisions of the CEO Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the CEO Bonus Plan. Copies of the CEO Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

      The purpose of the CEO Bonus Plan is to provide Mr. L. Borick an additional incentive to continue the extraordinary efforts, initiative and judgment he has exercised on behalf of the Company and its shareholders by establishing his yearly bonus on a specific formula basis. Under the CEO Bonus Plan, the amount of Mr. L. Borick's annual bonus will equal 2.0% of the Company's annual income before income taxes and before deducting any annual awards under the CEO Bonus Plan or any other executive incentive arrangements. However, if such annual income does not equal at least 90% of the planned level for the year, as approved by the Compensation Committee, the 2.0% figure will be reduced to 1.8%, ranging down to 1.0% at 70% of the planned level. In no event, however, will Mr. Borick's annual bonus under the CEO Bonus Plan be less than 1.0% of annual income, as defined. The CEO Bonus Plan will expire by its terms on May 10, 2009, such that the CEO Bonus Plan will only have a term of five years from the date of this Annual Meeting, unless the CEO Bonus Plan is re-approved by shareholders.

      The Compensation Committee of the Board is responsible for the administration of the CEO Bonus Plan. The Compensation Committee consists of two or more members of the Board, each of whom is an "outside director" for purposes of Section 162(m). The Compensation Committee will annually certify whether the planned level has been achieved and what compensation is payable to Mr. L. Borick. Mr. L. Borick's bonus award will be paid in cash. The benefits that may be paid under the CEO Bonus Plan to Mr. L. Borick are not yet determinable for the 2004 fiscal year. Mr. L. Borick received a bonus of $1,892,000 under the CEO Bonus Plan in effect for the 2003 fiscal year.

Vote Required and Board Recommendation

      The affirmative vote of a majority of shares represented and voting at the Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum, shall be required to approve the proposal. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on the proposal are treated as being present at the Meeting for purposes of establishing the quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Meeting with respect to the proposal. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number "represented and voting" with respect to the proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" REAFFIRMATION OF THE INCENTIVE BONUS PLAN FOR LOUIS L. BORICK.

                                   PROPOSAL 3

            APPROVAL OF AN INCENTIVE BONUS PLAN FOR STEVEN J. BORICK
                           (Item No. 3 on Proxy Card)

      At the Annual Meeting, shareholders are being asked to approve the adoption of an Incentive Bonus Plan for Steven J. Borick (the "COO Bonus Plan"). The Plan has been adopted by the Company's Board of Directors.

      The Board is seeking shareholder approval of the COO Bonus Plan in order for bonuses paid under the COO Bonus Plan to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). If such bonuses constitute "performance-based compensation", they will not be subject to the $1,000,000 cap on deductible compensation under section 162(m).

Description of the Bonus Plan

      The following information includes a summary of the material provisions of the COO Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the COO Bonus Plan. Copies of the COO Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

      The purpose of the COO Bonus Plan is to provide Mr. Steven Borick an additional incentive to continue the extraordinary efforts, initiative and judgment he has exercised on behalf of the Company and its shareholders by establishing his yearly bonus on a specific formula basis. Under the COO Bonus Plan, Mr. S. Borick is eligible to receive 100% of his annual base compensation if the Company's annual earnings per share ("EPS") is equal to at least 90% of the annual plan level as approved by the Compensation Committee. However, if such EPS targets are not met, the award is reduced such that no bonus is awarded if the EPS is less than 50% of the planned level. A pro rata interpolated rate will be awarded between 50% and 90%. If the annual EPS is greater than plan, Mr.
S. Borick is eligible for awards that will be interpolated up to 120% of planned level with a maximum award in any event of $1,000,000. The COO Bonus Plan will expire by its terms on May 10, 2009, such that the COO Bonus Plan will only have a term of five years from the date of this Annual Meeting, unless the COO Bonus Plan is re-approved by shareholders.

      For purposes of the COO Bonus Plan, the EPS level will be established by the Compensation Committee. EPS is calculated by dividing net income, subject to certain adjustments described below, by the budgeted number of weighted average common shares outstanding plus the dilutive effect of the Company's outstanding stock options ("weighted average shares outstanding"), which will be set annually by the Compensation Committee. The Compensation Committee has the discretion to exclude from net income extraordinary, non-recurring gains and losses, and will exclude from net income the expense associated with all bonuses paid to executive officers of the Company. As a result of these adjustments to net income and the number of weighted average shares outstanding by which it is divided, while the Compensation Committee believes EPS as so adjusted is relevant and useful for purposes of achieving the benefits to the Company from the COO Bonus Plan, it is not a measure of financial performance under generally accepted accounting principles.

      If Mr. S. Borick's employment is terminated prior to the end of the plan period due to death, disability or retirements as determined by the Board of Directors, he or his estate shall, after determination of EPS achieved for the applicable year, be entitled to receive a payment of a pro-rated portion of the award for such year.

      The Company may discontinue, suspend or amend the COO Bonus Plan at any time, provided that no such action will (i) adversely affect the right of Mr. S. Borick to a bonus that was previously awarded under the plan but not yet paid,
(ii) be effective in the fiscal year in which such action is taken, unless it is taken within the first three months of the fiscal year or (iii) increase any award determined in accordance with the COO Bonus Plan.

      The Compensation Committee of the Board is responsible for the administration of the COO Bonus Plan. The Compensation Committee consists of two or more members of the Board, each of whom is an "outside director" for purposes of Section 162(m). The Compensation Committee will annually certify whether the planned level has been achieved and what compensation is payable to Mr. S. Borick. Mr. S. Borick's bonus award will be paid in cash.

      Outside compensation consultants were engaged to review and research competitive market salary and bonus data for the COO Bonus Plan. Based on multiple sources of published compensation survey data compiled by recognized large prestigious companies in the field of compensation, even if Mr. S. Borick were to receive the maximum payout under this plan, his total cash compensation would fall between the 50th and 75th percentile of all salaries, meaning that his cash compensation will fall within expected market level compensation. The benefits that may be paid under the COO Bonus Plan to Mr. S. Borick are not yet determinable for the 2004 fiscal year. Mr. S. Borick would have received $536,000 under the COO Bonus Plan for the 2003 fiscal year if the COO Bonus Plan had been in effect.

Vote Required and Board Recommendation

      The affirmative vote of a majority of shares represented and voting at the Meeting at which a quorum is present, together with the affirmative vote of at least a majority of the required quorum, shall be required to approve the proposal. Shares that are voted "FOR", "AGAINST" or "ABSTAIN" on the proposal are treated as being present at the Meeting for purposes of establishing the quorum, but only shares voted "FOR" or "AGAINST" are treated as shares "represented and voting" at the Meeting with respect to the proposal. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number "represented and voting" with respect to the proposal.THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCENTIVE BONUS PLAN FOR STEVEN J. BORICK.

                                   AUDIT FEES

      The aggregate fees billed by the Company's outside auditor, PricewaterhouseCoopers, for professional services in connection with the annual audit and reviews of the quarterly financial statements during the fiscal years ended December 31, 2003 and 2002 were $223,000 and $217,000, respectively.

                               AUDIT RELATED FEES

      There were no fees billed by the Company's outside auditor during the fiscal years ended December 31, 2003 and 2002 for professional services in connection with other audit related matters.

                                    TAX FEES

      The aggregate fees billed by the Company's outside auditor for professional tax services rendered in 2003 and 2002 were $193,000 and $250,000, respectively. Tax fees consist of fees billed for professional services rendered for tax compliance, advice and planning. Such services included review of tax provisions, tax asset and liability accounts, original and amended tax returns refund claims.

                                 ALL OTHER FEES

      There were no fees billed by the Company's outside auditor for any other services provided by the Company's outside auditors during the fiscal years ended December 31, 2003 and 2002, respectively.

                             AUDIT COMMITTEE REPORT

      The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2003, and the notes thereto.

Review with Management

      The Audit Committee reviewed and discussed with management the Company's audited financial statements for the fiscal year ended December 31, 2003 and the notes thereto.

Review and Discussions with Independent Accountants

      The Audit Committee discussed with, PricewaterhouseCoopers LLP, the independent auditors for the Company, the matters required to be discussed by Statement on Accounting Standards No. 61 (Communications with Audit Committees. The Audit Committee also received and discussed with PricewaterhouseCoopers LLP the matters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) including the independence of PricewaterhouseCoopers LLP from the Company.

Conclusion

      Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

                                       SUBMITTED BY THE AUDIT COMMITTEE OF
                                       THE BOARD OF DIRECTORS


                                            Philip W. Colburn - Committee Chair
                                            Sheldon I. Ausman
                                            Jack H. Parkinson

March 29, 2004

                          COMPENSATION COMMITTEE REPORT

      The Compensation Committee (the "Committee") is composed of Messrs. Ausman, Evans and Parkinson, each of whom meet the independence requirements as promulgated by the New York Stock Exchange. The Committee's responsibilities include developing and making recommendations to the full Board with respect to executive compensation. Also, the Committee establishes the annual compensation of the Company's Chairman and Chief Executive Officer ("CEO") and reviews the compensation policy related to the Company's other executive officers. The Committee's executive compensation philosophy is to set levels of overall compensation that will allow the Company to successfully compete for exceptional executives, to tie part of each executive's compensation to the success of the Company in attaining its short and long-term objectives, and to recognize individual effort and achievement.

      The Committee considers the competitiveness of overall compensation, solely, and evaluates the performance of the executive officers and adjusts salaries accordingly. For individuals other than the CEO and Steven J. Borick, the Chief Operating Officer ("COO"), adjustments are made without regard to a specified formula based on subjective recommendations of the CEO to the Committee of the individual executive's performance and also take into account the profitability of the Company. The Committee believes these criteria for salary adjustments are in accordance with sound overall compensation guidelines.

      Pursuant to this philosophy, the Committee reviews published compensation surveys covering a wide array of public companies, both larger and smaller than the Company. Periodically the Committee reviews the compensation paid and to be paid to each of the Company's executive officers and receives an evaluation of their performance from the Company's CEO. The Company's CEO and COO have employment contracts which are discussed under "Employment Agreements."

      The compensation surveys utilized for CEO compensation are published in national magazines and contain certain of the companies comprising the peer group (see "Common Stock Performance Graph") and include a variety of other public companies. Compensation levels for the CEO were not solely based by reference to peer company compensation levels.

      The Committee does not specifically target a level of compensation relative to comparative compensation data collected for the CEO or other executive officers, but rather refers to this data for subjective review and confirmation of reasonableness of salaries paid to executives.

      In 1994, the Board of Directors and the shareholders approved an Incentive Bonus Plan (the CEO Bonus Plan described in Proposal 2) for Mr. L. Borick, the Company's CEO. The purpose of the CEO Bonus Plan is to provide Mr. L. Borick an additional incentive to continue the extraordinary efforts, initiative and judgment he has exercised on behalf of the Company and its shareholders by establishing his yearly bonus on a specific formula basis. Under the CEO Bonus Plan, the amount of Mr. L. Borick's annual bonus will equal 2.0% of the Company's annual income before income taxes and before deducting any annual awards under the CEO Bonus Plan or any other executive incentive arrangements. However, if such annual income does not equal at least 90% of the planned level for the year, as approved by the Committee, the 2.0% figure will be reduced to 1.8%, ranging down to 1.0% at 70% of the planned level. In no event, however, will Mr. Borick's annual bonus under the CEO Bonus Plan be less than 1.0% of annual income, as defined. As outlined in Proposal 2 in this proxy statement, the CEO Bonus Plan is being submitted to shareholders for reaffirmance.

      The Committee administers the CEO Bonus Plan and determines the amount payable under it in accordance with its terms. The Committee has the right to amend or terminate the CEO Bonus Plan at any time, but may not increase the amount of bonus payable in excess of that provided for under the Plan formula. The 2003 bonus paid to Mr. L. Borick pursuant to the CEO Bonus Plan was $1,892,000.

      Section 162(m) limits the deductibility by the Company of the annual compensation paid over $1,000,000 to the Named Officers, unless such compensation was "performance-based" as defined in Section 162(m). Historically, the intent of the Committee has been that compensation paid under the CEO Bonus Plan qualify as performance-based compensation under Section 162(m). The Committee has recommended performance-based bonus plans for Mr. L. Borick (see "Proposal 2" on page 13 of this proxy statement) and Mr. S. Borick (see "Proposal 3" on page 14 of this proxy statement) for approval by the shareholders with the intent that the compensation paid under such plans continues to qualify as performance-based.

      The overall amount of the bonus pool is approximately 6.8% of pre-tax income. The bonus pool is utilized for all employee bonuses including the CEO Bonus Plan. The determination as to the portion of the bonus pool awarded to each executive, other than the CEO and the COO, is entirely subjective and discretionary based on an evaluation of their performance and contribution for the year. The Committee approved the establishment of the bonus pool and the amount; and individual bonus awards, other than for the CEO and the COO, are based on recommendations of the CEO and reviewed and approved by the Committee.

      The stock option awards to each executive, as determined by the Stock Option Committee, are determined subjectively based on an evaluation of their performance and contribution to the Company and also take into account the relative financial performance of the Company without regard to any specified formula.

      Base salaries are generally reviewed no sooner than every 12 months and adjusted when deemed necessary. The last salary review for each of the Named Officers is as follows: Mr. L. Borick (December 11, 1995), Mr. S. Borick (January 1, 2004), Mr. Ornstein (March 4, 2003), Mr. Ferguson (March 4, 2003) and Mr. O'Rourke (March 4, 2003).

                                      FURNISHED BY THE COMPENSATION
                                      COMMITTEE OF THE BOARD OF DIRECTORS


                                      Sheldon I. Ausman - Committee Chair
                                      V. Bond Evans
                                      Jack H. Parkinson

March 29, 2004

Common Stock Performance Graph

      The following graph compares the five year cumulative total return of the Company's common stock to that of the Dow Jones Equity Market Index and the Dow Jones Automobile Parts and Equipment Excluding Tire and Rubber Makers Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                           [INSERT PERFORMANCE GRAPH]

                 Superior Industries     Dow Jones Equity Market      Dow Jones Industry Group
                 International, Inc.              Index                         Index
                 -------------------     -----------------------      ------------------------
      1998             100.00                     100.00                       100.00
      1999             116.42                     122.72                       102.59
      2000             138.84                     111.35                        71.91
      2001             179.34                      98.08                        97.99
      2002             185.96                      76.43                        88.36
      2003             198.03                      99.92                       125.66

----------

* Assumes that the value of the investment in Superior common stock and each Index was $100 on December 31, 1998, and that all dividends were reinvested.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Superior's officers and directors, and persons who beneficially own more than 10% of a registered class of Superior's equity securities, to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Superior with copies of all Forms 3, 4 and 5 that they file. Based solely on Superior's review of the copies of such forms it has received and written representation from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, Superior believes that all its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2003.

        SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

      Shareholders who wish to present proposals for action complying with appropriate SEC and proxy rules at the 2005 Annual Meeting of Shareholders must give written notice thereof to the Secretary of the Company at 7800 Woodley Avenue, Van Nuys, California 91406. SEC rules currently require that such notice be given by December 13, 2004, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting. With respect to proposals to be brought before the shareholders at the 2005 Annual Meeting of Shareholders, the Company must have notice of such proposals by February 26, 2005 or the Company's proxy for such meeting will confer discretionary authority to vote for such matter.

                   ANNUAL REPORT TO SHAREHOLDER AND FORM 10-K
                                AND OTHER MATTERS

      Management has selected PricewaterhouseCoopers LLP as the Company's auditors for 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions.

      Management does not know of any matters to be presented to the Annual Meeting other than those described above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters, and discretionary authority to do so is included in the proxy.

      The Company's Annual Report to Shareholders, which was mailed to shareholder with or preceding this Proxy Statement, contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the "Compensation Committee Report on Executive Compensation," "The Audit Committee Report" and "Performance Graph" shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO SHAREHOLDERS FOR 2003 AND ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2003 TO ANY BENEFICIAL OWNER OF SUPERIOR COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO SUPERIOR INDUSTRIES INTERNATIONAL, INC., 7800 Woodley Avenue, Van Nuys, California 91406 ATTENTION: COMPANY SECRETARY.

                         SUPERIOR INDUSTRIES INTERNATIONAL, INC.


                         By: Louis L. Borick,
                             Chairman of the Board and Chief Executive Officer

                                   APPENDIX A

                     SUPERIOR INDUSTRIES INTERNATIONAL, INC.
                         CHARTER OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

The Board of Directors (the "Board") of Superior Industries International, Inc., ("Superior" or "the Company") previously established an Audit Committee. This Restated Charter of the Audit Committee (the "Charter") restates the authority, responsibilities and specific duties of the Company's Audit Committee (the "Committee"). This Charter is to be reviewed, and if appropriate, approved by the Board at least annually.

The purpose of the Committee shall be to assist Board oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of the Company's internal audit function and independent auditors.

Primary responsibility for Superior's financial reporting and internal controls is vested in Management. In performing its designated functions, described herein, the Committee shall not assume or diminish Management's responsibility for the content of the Company's financial statements or for other financial information disseminated by the Company.

      ORGANIZATION

A.    Composition

      The Committee shall be composed of three or more directors designated by the Board. Whenever possible, the terms of the members of the Committee should be staggered to enhance the continuity of the Committee. Each member of the Committee shall be independent. To be independent, members of the Committee must meet the following criteria:

      o Committee members are barred from directly or indirectly accepting any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, other than in the member's capacity as a member of the board of directors and any board committee;

      o Committee members may not be "affiliated persons" (as defined by applicable SEC regulation) of the Company or any of its subsidiaries, apart from his/her capacity as a member of the board of directors or any board committee; and

      o Committee members must meet the applicable independence requirements of the New York Stock Exchange.

      Each member of the Committee must be financially literate, as such qualification is interpreted by the Board in its business judgement, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee is to have accounting or related financial management expertise as determined by the Board in its business judgment. Committee members' backgrounds should enable them to evaluate the information provided to them and ask relevant questions, when appropriate, to facilitate their understanding of such information. Each year, the Company shall disclose in its annual report whether or not at least one member of the Audit Committee is an "audit committee financial expert," as defined by SEC regulations.

B.    Access and Resources

      The Committee is to have unrestricted access to Superior's personnel and records and to the Company's external auditors, shall have authority to retain independent counsel and other advisers, and is to be given or have available to it the resources necessary to discharge its responsibilities.

C.    Meetings

      The Committee is to meet on a regular basis, at least quarterly, and may call additional meetings as required. Further, the Committee, at least once during the year, shall hold separate executive sessions individually with management, the internal auditors and the external auditors. A quorum of the Committee shall consist of a simple majority.

D.    Minutes

      Minutes of each meeting are to be prepared and given to Committee members. A permanent file of approved minutes is to be maintained by the individual designated as secretary for the Committee.

E.    Reporting to the Board

      At least quarterly, the Committee shall report to the Board regarding its activities. The Committee shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall also review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

F.    Indemnification

      Each Committee member shall be indemnified by the Company to the maximum extent permitted by California law, the Company's Certificate of Incorporation, By-laws and resolutions of the Company's Board.

G.    Compensation and Expense Reimbursement

      The Committee shall be compensated for meeting attendance at a rate determined by the Board. Travel and other out-of-pocket expenses incurred by Committee members in connection with such meetings, shall be documented and reimbursed by Superior in accordance with the Company's expense reimbursement policies.

FUNCTIONS - EXTERNAL AUDIT MATTERS

A.    Selection of External Auditors; Review Independence

      The Audit Committee is responsible for the appointment, compensation, retention, oversight, and termination of the registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged to prepare or issue an audit report or other audit, review or attestation services. The auditor will report directly to the Audit Committee in accordance with New York Stock Exchange listing standards.

      Periodically prior to completion of each annual audit, the Committee shall obtain a formal written statement from the external auditors that describes all relationships between the external auditors and the Company. The Committee is responsible for engaging in an active dialogue with the external auditors concerning any relationships or services disclosed in the statement that may impact the objectivity or independence of the outside auditors and for recommending that the Board take appropriate action in response to the external auditors' statement necessary to satisfy the Board of the external auditors' independence.

      The Committee shall obtain and review at least annually a formal written report from the external auditor describing its internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

      The Committee shall pre-approve all audit services and, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act, all non-audit services by the Company's auditors and shall not engage the Company's external auditors to perform non-audit services proscribed by law or regulation. The Committee may delegate to any of its members the authority to grant pre-approvals, provided that any such pre-approval shall be presented to the full Committee at the next scheduled meeting. All approvals by the Committee for allowed non-audit services to be performed by the outside auditors shall be disclosed in the Company's periodic reports filed with the Securities and Exchange Commission as required by SEC regulations.

      The Committee shall be responsible for review of the report of management on the Company's internal controls over financial reporting made in accordance with SEC regulations.

B.    Review Annual Audit Plan

      The Committee is to discuss with the Company's external auditors the overall approach to, and scope of, the audit examination with particular attention focused on those areas where any of the Committee, the Board, Management or the external auditors believe special emphasis is desirable or necessary. This review is to include a discussion of the effect of significant changes in accounting principles, auditing standards and SEC reporting requirements on the scope of the audit.

C.    Review Results of the Annual Audit

      The Committee is to review the results of the annual audit. The Committee is to discuss the annual report on Form 10-K and other financial reports prepared by Management (including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations") filed with the SEC, the New York Stock Exchange or sent to stockholders, and the results of the audit with the Company's external auditors and Management.

      The Company's external auditors shall communicate with the Committee as to the critical policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and all other material written communications between the Company's external auditors and management.

      The Committee shall review management's disclosure as to the effectiveness of disclosure controls and procedures, all significant deficiencies in the design or operation of the internal controls, and any fraud, whether material or not, involving management or other employees who have a significant role in internal controls.

D.    Review of Recommendations for Improvements

      The Committee is to discuss with the external auditors their perception of strengths and weaknesses in the system of internal controls including the external auditors' recommendations for improvements and proposed timetable for implementation.

E.    Quarterly Reviews and Discussions

      Prior to filing with the SEC, the Committee shall review interim financial statements that have been reviewed by the Company's external auditors, and discuss with Management and the external auditors the interim financial information included in the Company's Form 10-Q.

      The Committee shall review management's disclosure as to the effectiveness of disclosure controls and procedures, all significant deficiencies in the design or operation of the internal controls, and any fraud, whether material or not, involving management or other employees who have a significant role in internal controls.

F.    Release of Material Financial Information

      Prior to the public release of material financial information, the Committee shall discuss directly with the external auditors the results of their examination. Although not necessarily in advance, the Committee shall also discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

G.    Review Second Opinion Issues

      The Committee is to be notified by Management whenever a second opinion is sought from an independent public accountant.

H.    Review Management Representation Letters

      The Committee is to periodically review management representation letters given to the external auditors and may inquire of (i) Management as to any difficulties encountered in preparing the letter; and (ii) the external auditors as to any difficulties encountered in obtaining the letter.

FUNCTIONS - FINANCIAL REPORTING MATTERS

A.    Related Party and Major Transactions

      The Committee is to review material transactions, contracts and other agreements and their effects on the financial statements. In addition, Management is to inform the Committee of all related party transactions, including relationships and dollar volume (if applicable).

B. Status of Income and Other Tax Reserves and Significant Disputes with Taxing Authorities

      The Corporate Secretary and Treasurer or the Chief Financial Officer are to report to the Committee on the status of all income and other tax reserves and deferrals and will update the Committee about new or ongoing disputes with taxing authorities.

C.    Other Significant Reserves

      The Committee is to inquire of Management as to the existence of and reasons for any other significant accounting accruals, reserves or estimates that have or may have a material impact on the financial statements.

D.    Accounting Policies and Policy Decisions

      The Committee is to review any significant new accounting policies and policy decisions and other significant reporting issues, such as significant changes in accounting estimates made by Management and shall be informed of the reasons for such policies and interpretations.

FUNCTIONS - INTERNAL AUDITING MATTERS

A.    Personnel Decisions

      The Committee is to review in advance, all personnel decisions regarding the Audit Services Department including, but not limited to, hiring, termination and compensation arrangements.

      The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet SEC regulations and New York Stock Exchange listing standards.

B.    Audit Services Functions

      The Committee is to periodically review the functions and goals of the Audit Services Department and may review its findings with Management. Possible topics include:

      o proposed audit programs and their relationships to the external audit;

      o     proposed scope of any special projects or investigations;

      o reports generated by the Audit Services Department, particularly as they relate to the system of internal controls, including perceived strengths and weaknesses, recommendations for improvement and proposed timetable for implementation. Where appropriate, these reviews may include members of Management so that the Committee can better assess the quality of the reports and recommendations prepared by Audit Services; and o at least annually, the Committee is to review and if appropriate, approve the general goals set forth by the Audit Services Department for the coming year. This review is also to encompass the anticipated schedule of audits for the upcoming year.

FUNCTIONS - OTHER MATTERS

A.    Review of Regulatory Reports

      The Committee is to review with Management all significant reports sent to regulatory agencies, including all SEC reports.

B.    Receipt of Complaints

      The Committee shall establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

C. Notification of Management Fraud or Other Serious Breakdowns in Internal Control

      The Committee is to be informed immediately by Management or the Audit Services Department, as appropriate, of any perceived, alleged or proven Management fraud or other serious breakdowns in internal control. Upon being informed by Management or the Audit Services Department of such a situation, the Committee shall:

      o     inform the Board; and

      o     oversee and approve Management's response to the situation.

D.    Report of Audit Committee

      The Committee is to prepare the Committee report to be included in the Company's annual proxy statement in accordance with SEC regulations.

E.    Risk Assessment

      The Committee shall review and discuss periodically the Company's policies with respect to risk assessment and risk management.

F.    New York Stock Exchange Information

      The Committee is to review and if appropriate, approve the annual written affirmation to be provided to the New York Stock Exchange, including the following matters:

      o any determination of the Board regarding the independence of members of the Committee pursuant to the standards set forth in this Charter;

      o     the annual review and assessment of the adequacy of this Charter;
            and

      o any other matter required by New York Stock Exchange listing standards.

                                   APPENDIX B

                         EXECUTIVE Annual Incentive Plan

This Executive Annual Incentive Plan ("Incentive Plan"), effective as of April 1, 2004 and first applying with respect to the fiscal year ending December 31, 2004, subject to shareholder approval at the 2004 Annual Meeting of Shareholders as described below, is between Superior Industries International, Inc. ("Superior", or the "Company") and Steven J. Borick ("Employee"). This Incentive Plan and the performance hereunder shall be interpreted under the substantive laws of the State of California.

1.    Plan Purpose

The purpose of this Incentive Plan is to promote the success of the Company by providing to the Employee a performance-based bonus opportunity. This Incentive Plan operates in conjunction with, and does not supercede or amend, that certain Employment Agreement between the Company and Employee dated March 18, 2004 (the "Employment Agreement").

2.    Term

This Incentive Plan shall continue in place until the fifth anniversary of the effective date, unless earlier terminated by the Board of Directors of the Company as provided in Section 12 (such period being the "Term"). No awards shall be paid under the Incentive Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (including proposed, temporary and final regulations promulgated thereunder from time to time, the "Code") of the Incentive Plan are disclosed to the Company's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy.

3.    Compensation

Employee's total compensation consists of base salary, variable compensation (as further defined in this Incentive Plan, and medical and other benefits generally provided to similarly situated employees of the Company. Any compensation paid to Employee shall be pursuant to the Company's policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state, and/or local taxes. Except as provided in the Employment Agreement, compensation provided in this Incentive Plan is full payment for the services of Employee and Employee shall receive no additional compensation for extraordinary services unless otherwise authorized in writing by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee").

Base Salary

Pursuant to the Employment Agreement, Superior has agreed to pay Employee an annual base salary of six hundred fifty thousand dollars ($650,000), less applicable withholdings, payable in equal installments no less frequently than semi-monthly.

Variable Compensation

Employee shall be eligible for variable compensation, subject to applicable withholdings and subject to the terms and conditions of this Incentive Plan.

4.    Executive Annual Incentive Plan Description

Commencing on January 1, 2004, and continuing each 12 months thereafter (each such anniversary date is referred to as the "Annual Bonus Period"), during the Term, Employee shall be eligible to receive an annual bonus (the "Performance Bonus") of up to One Million Dollars ($1,000,000), less applicable withholdings. The Performance Bonus (if any) will be based upon annual Company Earnings Per Share ("EPS") achievement in comparison to a planned level of EPS. Payments of the Performance Bonus (if any) shall be made net of all applicable withholdings and within seventy-five (75) calendar days following the end of the plan year (December 31). The determination of the planned level of EPS for each Annual Bonus Period shall be made by the Compensation Committee in its sole discretion. The determination of whether the planned level of EPS for each Annual Bonus Period has been achieved shall be made by the Compensation Committee, in its sole discretion.

5.    Eligibility

Participation for this Incentive Plan is limited to the President/COO position. Employee must be actively employed with Superior through the end of the plan year to qualify for that year's payout. The last day worked is the last day Employee is considered active. For each fiscal year of the Company, the participant entitled to share in the benefits of the Incentive Plan is a person who is an "executive officer" of the Company, as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), or who is a "covered employee" of the Company under Section 162(m)(3) of the Code. An executive whose employment or service relationship with the Company is terminated for any reason prior to the end of any fiscal year of the Company will not be entitled to participate in the Incentive Plan or receive any benefits with respect to any later fiscal year, unless he or she again becomes eligible to participate in the Plan under the first sentence of this Section 5.

6.    Right to Receive Award

Employee must, in addition to the eligibility requirements of Section 5, receive an overall performance evaluation equivalent to Superior's Level 3 (Fully Competent) - or better to be eligible for an award. This plan shall not be a guarantee of employment; employment may be terminated by either the Company or Employee at any time and for any reason, subject to the terms and conditions of the Employment Agreement. If Employee is terminated prior to the end of the plan period for a reason other than death, disability or retirement (as noted in Section 11), Employee shall not be entitled to any payment for that period.

7.    Plan Metrics

The amount of EPS achieved in comparison to the planned level shall determine all Performance Bonuses, if any. For illustrative purposes, the following example is based upon a Plan Target EPS of $2.20 for an Annual Bonus Period. The Performance Bonus will be calculated as a percentage of the Employee's base salary as noted in Exhibit 1. For each subsequent Annual Bonus Period, the EPS achievements listed under the column heading "EPS" in Exhibit 1 shall be proportionately adjusted based on the planned level of EPS for each such Annual Bonus Period. For purposes of plan calculation, the base salary effective date will be January 1 of the Annual Bonus Period.

     Exhibit 1 - Example of Incentive Plan Payout Levels
     (Proportionately Adjusted Each Year For New EPS Target)
     ================================================================================================
     % of Plan Target                    EPS               % of Base Pay          Maximum Bonus
     ------------------------------------------------------------------------------------------------
             Below 50%                  $1.10                   0%                     $0
     ------------------------------------------------------------------------------------------------
             50% to 89%                 $1.98                   90%                 $585,000
     ------------------------------------------------------------------------------------------------
            90% to 100%                 $2.20                  100%                 $650,000
     ------------------------------------------------------------------------------------------------
            101% to 120%                $3.39                  154%                $1,000,000
     ================================================================================================

There will be a performance threshold of 50% of planned target EPS. As such no bonus will be earned if EPS is less than $1.10 per share. For performance between 50% and 89% of the planned target, the incentive will be interpolated, (or proportionately adjusted for different targets in later years) between 2.3% and 87.8% of base salary based on plan achievement. For example, a performance of 51% of Plan Target would equate to 2.3% of base pay, or $14,625. For each 1% increment in percent of Plan Target, the Performance Bonus would increase by $14,625, up to $585,000 at 89% of Plan Target.

EPS performance between 90% and 100% of planned target will result in target payout of 100% of base salary. Performance between 101% and 120% of planned target will be interpolated up to the plan cap of 154% of base pay, or $1,000,000 based on plan achievement. For example, a performance of 101% of Plan Target would equate to 102.7% of Base Pay, or $667,500. For each 1% increment in percent of Plan Target, the Performance Bonus would increase by $17,500, up to a maximum of $1,000,000 at 120% of Plan Target.

For bonus calculation purposes, EPS will be calculated by using the following formula:

Net Income for the Annual Bonus Period (taking into account any adjustments highlighted below)

                          26,700,000 (budgeted shares)

The Compensation Committee shall establish the number of budgeted shares, at the same time it sets a planned level of EPS, in its sole discretion.

8.    Discretion

The Compensation Committee has discretion to exclude from Net Income extraordinary, non-recurring gains and losses in the judgment of the Compensation Committee, such as gains or losses caused by a labor strike, loss of business due to Force Majeure, or other factors. In addition, the EPS calculation shall include the following adjustments:

      > Budgeted shares shall be the weighted average common shares outstanding plus the dilutive effect of the Company's outstanding stock options.

      > Executive Officer (as listed in the Company's Annual Report on Form 10-K) bonuses will be excluded from the net income calculation.

9.    Bonus Provision

The Employee may receive a Performance Bonus only if the required EPS level is attained in the applicable Annual Bonus Period. No bonus payment shall be made under this Incentive Plan unless the Compensation Committee has certified, by resolution or other appropriate action in writing, that the amount to be paid has been accurately determined in accordance with the terms, conditions, and limits of this Incentive Plan.

10.   Annual Review of Plan

The Incentive Plan will be reviewed on an annual basis allowing for updates or revisions to be considered.

11.   Death, Disability, and Retirement

If Employee is terminated prior to the end of the Term period due to death, disability or retirement as determined by the Board of Directors, the Employee or the beneficiary's estate shall, after determination of EPS achieved for the applicable Annual Bonus Period, be entitled to receive payment of a prorated portion of the award for the year.

12.   Discontinuance, Suspension, or Amendment of the Plan

The Company may discontinue the Incentive Plan at any time, suspend the Incentive Plan at any time or for any interim, or amend the Incentive Plan in any respect. In particular, but without limitation, the Board of Directors shall have the authority to amend or modify the Incentive Plan from time to time in order to reflect amendments to or regulations promulgated under Section 162(m) of the Code. Notwithstanding the foregoing, in the event that any amendment or other modification of or to the Plan would require stockholder approval in order to continue the compliance of the Incentive Plan as a "performance-based" plan under Section 162(m) of the Code, such amendment or modification shall be contingent on the receipt of stockholder approval. However, no such action may:

      > Cause Employee to be deprived of any bonus previously awarded but not paid;

      > Be effective in the fiscal year in which such action is taken unless it is taken within the first three months of the fiscal year; or

      >     Increase any award determined in accordance with the Incentive Plan.

13.   Administration of the Incentive Plan

The Incentive Plan shall be administered by the Compensation Committee of the Board of Directors. Actions of the Compensation Committee with respect to the administration of this Incentive Plan shall be taken pursuant to a majority vote or by written consent of a majority of its members. The Compensation Committee shall have the sole authority, subject to the provisions hereof, to construe and interpret this Incentive Plan and any agreements defining the rights and obligations of the Company and Employee under this Incentive Plan, further define the terms used in his Incentive Plan, and, subject to Section 12 hereof, prescribe, amend and rescind rules and regulations relating to the administration of this Incentive Plan.

This Incentive Plan is intended to qualify as a "performance-based" plan as described in Section 162(m)(4)(C) of the Code, and thereby secure the full deductibility for federal income tax purposes of bonus compensation paid to persons who are "executive officers" of the Company, or who are "covered employees" of the Company or its subsidiary or affiliated corporations under
Section 162(m)(3) of the Code.

The Incentive Plan will be administered by the Compensation Committee of the Company's Board of Directors consisting entirely of three or more persons who are "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee is hereby vested with full powers of administration, subject only to the provisions set forth herein. The Compensation Committee shall report all actions taken by it to the Board of Directors.

14.   Nonassignment

The interest of Employee in the Incentive Plan is not assignable either by voluntary or involuntary assignment or operation of law (except that, in the event of death, earned and unpaid amounts shall be payable to the legal successor of an Employee).

15.   Indemnification.

No employee, member of the Compensation Committee or director of the Company will have any liability for any decision or action if made or done in good faith, nor for any error or miscalculation unless such error or miscalculation is the result of his or her fraud or deliberate disregard of any provisions of the Incentive Plan. The Company will indemnify each director, member of the Committee and any employee acting in good faith pursuant to this Incentive Plan against any loss or expense arising therefrom.

16.   Limitations; Participation in Other Plans.

This Incentive Plan is not to be construed as constituting a contract of employment or for services. Nothing contained herein will affect or impair the Company's right to terminate the employment or other contract for services of Employee hereunder, or entitle Employee to receive any particular level of compensation. The Company's obligation hereunder to make awards merely constitutes the unsecured promise of the Company to make such awards from its general assets, and Employee will have no interest in, or a lien or prior claim upon, any property of the Company. Nothing herein nor the participation by Employee shall limit the ability of Employee to participate in any other compensatory plan or arrangement of the Company, or to receive a bonus from the Company other than under this Plan.

The parties execute this Executive Annual Incentive Plan as of the date stated above:

EMPLOYEE                                SUPERIOR INDUSTRIES INTERNATIONAL, INC.


By:                                     By:
    -------------------------------         ------------------------------------
Name: Steven J. Borick                      Sheldon I. Ausman
Title: President and COO                    Chairman, Compensation Committee

NOTICE ADDRESS:
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys CA 91406

                                REVOCABLE PROXY
                    SUPERIOR INDUSTRIES INTERNATIONAL, INC.

                    [_]PLEASE MARK VOTES AS IN THIS EXAMPLE



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 10, 2004


The undersigned hereby appoints R. JEFFREY ORNSTEIN and DANIEL L. LEVINE, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91408 on Monday, May 10, 2004 at 10:00 A.M., and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat.

                                                             With-       For All
                                                  For        hold        Except

1.   The election as directors.                   [ ]        [ ]          [ ]
     Nominees: Sheldon I. Ausman V. Bond
     Evans For Against Abstain

INSTRUCTION: To withhold authority to vote for any individual nominee, mark OFor All ExceptO and write that nominee's name in the space provided below.

----------------------------------------





                                                  For      Against      Abstain

2.   Reaffirmation of an Incentive Bonus          [ ]        [ ]          [ ]
     Plan for Lois L. Borick.



3.   Approval of an Incentive Bonus Plan
     for Steven J. Borick.


PLEASE CHECK BOX IF YOU PLAN TO ATTEND
THE MEETING.

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FORTHE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE APPROVAL OF PROPOS- ALS 2 AND 3.


THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO FEBRUARY 24, 2004.






Please be sure to sign and
date this Proxy in the box below.

----------------------------------------
Date

----------------------------------------
Stockholder sign above

----------------------------------------
Co-holder (if any) sign above


Detach above card, sign, date and mail in postage paid envelope provided.


PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY SUPERIOR INDUSTRIES INTERNATIONAL, INC.




IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.


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